UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act 1934

Date of Report: July 16, 2008

a21, Inc.

(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-51285 (Commission File Number)	74-2896910 (I.R.S. Employer Identification No.)
7660 Centurion Parkway, Jacksonville, Florida (Address of Principal Executive Offices)		32256 (Zip Code)

Registrant’s telephone number, including areas code:  (904) 565-0066

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into Material Definitive Agreement.

See the description of the Commercial Loan Agreement, Promissory Note, Security Agreement and Intercreditor Agreement (each as defined in Item 2.03) in Item 2.03 of this Current Report on Form 8-K.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 16, 2008, a21, Inc. (the “Company”) entered into a Commercial Loan Agreement (the “Loan Agreement”) and Promissory Note (the “Note”) with Applejack Art Partners, Inc. (the “Lender”), which provides a line of credit of up to $500,000 for working capital.  Funds may be drawn over a three month period no more frequently than weekly and in amounts not exceeding $150,000 at any one time.  $100,000 was drawn down on the closing date.  The Note requires that the Company pay interest on the advanced funds beginning August 1, 2008, at an annual percentage rate of 12% and accrued on a monthly basis, with the Note maturing and the outstanding principal and any unpaid interest due in full on November 1, 2008.  The Note is secured by the collateral specified in the Security Agreement (the “Security Agreement”), which consists of all personal property and assets of the Company.

The loan may be accelerated if an event of default occurs, which includes: the failure of the Company to make any payment when due, the inaccuracy of any material representation made by the Company, the failure of the Company to observe or perform any of its obligations under the Loan Agreement, Note or Security Agreement, and the occurrence of any event under any other lending facility which gives the lender under that facility the right to accelerate payment under that facility.

The Loan Agreement also requires that the Company obtain the prior consent of the Lender to engage in discussions and/or negotiations with any party other than the Lender to convey, lease, or sell all or substantially all of its assets to any person or entity, whether in one transaction or a series of related transactions. This limitation expires upon the earlier of thirty (30) days after the date of the Loan Agreement and the date that the Lender fails to make an advance under the Loan Agreement.

On July 9, 2008, the Company entered into an Intercreditor Agreement (the “Increditor Agreement”) with the Lender and certain of the Company’s noteholders, which provides that the Lender shall have a first priority security interest in all of the Company’s assets until all the obligations and liabilities owing by the Company to the Lender up to $500,000 are paid in full.

Item 8.01: Other Events.

On July 22, 2008, the Company issued a press release outlining its signature of a non-binding letter of intent (“LOI”) with Applejack Art Partners, Inc. (“Applejack”), which upon closing of the transaction would result in Applejack owning a majority stake of the Company.  The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Pursuant to the LOI, Applejack would purchase all of the Company’s outstanding notes (an aggregate principal amount of $18,000,000) from the holders of such notes and also purchase all of the shares of a21 common stock owned by the Company’s note holders (an aggregate of approximately 41 million shares).  The Company would then exchange approximately 110 million newly issued shares of its common stock with Applejack in satisfaction of approximately $13,000,000 of such notes.  The closing of the transactions contemplated by the LOI is subject to various conditions, including execution of definitive agreements by the Company, the note holders, and Applejack.

Item 9.01:  Financial Statements and Exhibits.
Exhibit	Description
10.1	Form of Commercial Loan Agreement dated July 16, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.2	Form of Promissory Note dated July 15, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.3	Security Agreement dated July 15, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.4	Intercreditor Agreement dated as of July 9, 2008, by and among a21, Inc., Applejack Art Partners, Inc. and AHAB International LTD/AHAB Partners LP as agent.
99.1	Press release dated July 22, 2008, by a21, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a21, INC. By:	/s/ John Z. Ferguson
John Z. Ferguson Chief Executive Officer

Dated: July 22, 2008

EXHIBIT INDEX

Exhibit	Description
10.1	Form of Commercial Loan Agreement dated July 16, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.2	Form of Promissory Note dated July 15, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.3	Security Agreement dated July 15, 2008, by and among a21, Inc. and Applejack Art Partners, Inc.
10.4	Intercreditor Agreement dated as of July 9, 2008, by and among a21, Inc., Applejack Art Partners, Inc. and AHAB International LTD/AHAB Partners LP as agent.
99.1	Press release dated July 22, 2008, by a21, Inc.